 Exhibit 10.14.

STOCK PURCHASE AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of April 2, 2015, by Wonder International Education and Investment Group Corp. ("US Wonder"), an Arizona corporation and Mr. Xie Chungui ("Buyer").

RECITALS

WHEREAS, US Wonder owns 100% of the capital stock (“WFOE Stock”) of Anhui Lang Wen Tian Cheng Consulting & Management Co., Ltd., a PRC company (“WFOE”),

WHEREAS, the WFOE has various contractual arrangement including a Voting Right Proxy Agreement, Option Agreement, Equity Pledge Agreement, Consulting Services Agreement and Operating Agreement (“Contractual Rights”) with Anhui Wonder Education & Investment Management Corporation, a PRC company (“China Wonder”);

WHEREAS, US Wonder wants to sell and Buyer wants to buy 100% of the WFOE Stock from US Wonder in exchange for the US Wonder Stock (as defined below), and in addition, US Wonder will assign all of its rights, titles and interest in and to China Wonder including those with respect to Contractual Rights;

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. Purchase Price

1.1	The purchase price for the WFOE Stock will be 16,600,000 shares of common stock of US Wonder (Wonder International Education And Investment Group Corp) held by Buyer (“US Wonder Stock”) and such shares upon receipt by US Wonder shall be returned to the treasury of US Wonder, subject to the approval or ratification of the transactions by the shareholders of US Wonder. In this regard, it is understood by the parties that Buyer has lost the certificates representing the US Wonder Stock. Accordingly, subject to the other terms and conditions herein, upon execution and delivery of this Agreement, Buyer hereby assigns all his rights, titles and interest in and to the US Wonder Stock to US Wonder. In addition, Buyer will sign such other documents and instruments as deemed necessary by US Wonder.
1.2	As additional consideration, until such time as the transactions contemplated herein are approved by the shareholders of US Wonder, Buyer hereby grants to Mr. Keith Wong an irrevocable proxy to vote the US Wonder Stock in favor of the transactions completed herein at any shareholder meeting of US Wonder. This irrevocable proxy is for a period of one year or until conclusion of any shareholder meeting in which the US Wonder Stock has been voted in favor of the transactions contemplated herein, whichever is the soonest to occur.
1.3	The parties hereby acknowledge that a stock certificate evidencing the WFOE Stock has not been issued to US Wonder. Accordingly, subject to the other terms and conditions herein, upon execution and delivery of this Agreement, US Wonder hereby assigns all his rights, titles and interest in and to the WFOE Stock to Buyer, and the parties further acknowledge that the Agreement will constitute sufficient evidence of the transfer of the WFOE Stock to Buyer.
1.4	As additional consideration, US Wonder hereby assigns, transfers and conveys to Buyer all its rights, titles and interests in and to China Wonder (and any other PRC operating company located in the PRC related, directly or indirectly, to China Wonder) and in and to the Contractual Rights.
1.5	Notwithstanding anything contained herein to the contrary, the transactions contemplated in this Agreement will be effective upon execution of the Agreement, however, this Agreement will be null and void if the transactions contained herein are not approved or ratified by the shareholders of US Wonder within one year from the date hereof.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF US Wonder

2.1 US Wonder hereby represents and warrants to Buyer as follows:

(i). US Wonder has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the US Wonder and constitutes a legal, valid and binding obligation of the US Wonder, enforceable against US Wonder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(ii). the WFOE Stock has not been sold, contracted for sale or otherwise transferred to any other party,

(iii). the WFOE Stock is free and clear of all liens, pledges and encumbrances of any kind and the WFOE Stock is duly authorized, validly issued, fully paid and non-assessable shares of capital stock of the WFOE, and

(iv) the WFOE Stock is not subject to any contact, agreement, arrangement or understanding, written or otherwise, which would adversely affect or otherwise prohibit or limit the acquisition of the WFOE Stock by the Buyer.

2.2 No other representations and warranties are made by US Wonder to Buyer with respect to the WFOE Stock, the Contractual Rights or China Wonder.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF Buyer

3.1 Buyer hereby represents and warrants to US Wonder as follows:

(i) Buyer has all right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer.

(ii). the US Wonder Stock has not been sold, contracted for sale or otherwise transferred to any other party,

(iii). the US Wonder Stock is free and clear of all liens, pledges and encumbrances of any kind and the US Wonder Stock is duly authorized, validly issued, fully paid and non-assessable shares of capital stock of the US Wonder,

(iv). the US Wonder Stock is not subject to any contract, agreement, arrangement or understanding, written or otherwise, which would adversely affect or otherwise prohibit or limit the acquisition of the US Wonder Stock by US Wonder, and

(v). he is acquiring the WFOE Stock for investment purposes and not for resale.

SECTION 4. COVENANTS

4.1    Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

4.2    Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, parties agree to keep confidential any information disclosed to each other in connection therewith for a period of one year from the date hereof; provided, however, such obligation shall not apply to information which:

SECTION 5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either party to investigate the affairs of the other party and its shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for one year following the Closing Date.

 SECTION 6. INDEMNIFICATION

Buyer agrees to indemnify and hold harmless US Wonder, its officers, directors and principal shareholders, at all times against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, incident to any of the foregoing, resulting from any material misrepresentation made by any indemnifying party to an indemnified party, an indemnifying party's breach of a covenant or warranty or an indemnifying party's non-fulfillment of any agreement hereunder, or from any material misrepresentation or omission from any certificate, financial statement or tax return furnished or to be furnished hereunder.

SECTION 7. THE CLOSING

The Closing shall take place at the time or place as may be agreed upon by the parties hereto ("Closing Date"), but in no event shall the Closing Date be later than May 30th, 2015 unless agreed upon by the parties in writing.

SECTION 8. MISCELLANEOUS

8.1    Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2    Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3    Assignment.  This Agreement is not assignable except by operation of law.

8.4    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Arizona.

8.5    Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.6    Entire Agreement.  This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the exchange and issuance of the Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

8.7    Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.8    Severability of Provisions.   In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic impact of this Agreement on any party.

8.9    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

US Wonder:

Wonder International Education and Investment Group Corp

By: /s/ Xiang Wei

Name: Xiang Wei - Chief Executive Officer

By: /s/Xie GunGui

Name: Xie, ChunGui

Buyer